Exhibit 99.1

GIC and Oak Street Complete $15 Billion Acquisition of STORE Capital

SCOTTSDALE, Ariz. & SINGAPORE & CHICAGO—(BUSINESS WIRE)— STORE Capital Corporation (NYSE: STOR, “STORE”, “STORE Capital” or the “Company”), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that GIC, a global institutional investor, in partnership with Oak Street, a division of Blue Owl and one of the largest investors in net lease real estate, has completed the previously announced acquisition of all of the outstanding shares of common stock of STORE Capital for $32.25 per share in an all-cash transaction valued at approximately $15 billion, including assumed debt.

“We are excited to have successfully closed this transaction and joined forces with GIC and Oak Street, giving STORE access to efficient long-term capital to continue to provide our unique real estate financing solutions to the large market we serve,” said Mary Fedewa, President and Chief Executive Officer of STORE Capital. “We are very grateful for our equity and debt investors who have supported us since our inception. I would also like to thank all our employees for their commitment in making STORE the great company it is today. Collectively, we remain dedicated to continuing to support our customers.”

“We are thrilled to complete the STORE Capital acquisition. As one of the largest M&A transactions in the US real estate market, it highlights GIC’s ability to execute at scale in areas we have high conviction in. With GIC’s long-term, committed capital and STORE’s demonstrated operational expertise, we will continue to prudently grow the company and drive strong returns for our portfolio,” said Lee Kok Sun, Chief Investment Officer at GIC.

“GIC has had the privilege of working closely with STORE’s team over the last several months. We are extremely impressed with management’s execution capabilities and our conviction in the platform has only grown. As macroeconomic volatility continues, we are proud to provide STORE with the funding and support needed to drive value and deliver long-term financing solutions to middle market U.S. companies,” said Adam Gallistel, Head of Americas, Real Estate, at GIC.

“We are extremely excited to close on our previously announced acquisition of STORE Capital alongside our partners at GIC and begin our collaboration with the STORE management team,” said Marc Zahr, Head of Real Estate at Blue Owl. “This is a highly favorable environment to deploy capital into net lease structures which can help deliver more predictable income in an unpredictable environment.”

The transaction was announced on September 15, 2022.

Advisors

Evercore and Goldman Sachs & Co. LLC acted as financial advisors to STORE Capital, and DLA Piper LLP (US) and Kutak Rock LLP acted as its legal counsel. Eastdil Secured Advisors LLC and Citigroup Global Markets Inc. acted as lead financial advisors to GIC and Oak Street. In addition, J.P. Morgan Securities LLC and BofA Securities acted as financial advisors to GIC. Morgan Stanley acted as financial advisor to Oak Street. Skadden, Arps, Slate, Meagher & Flom LLP acted as legal counsel to GIC and Kirkland & Ellis LLP acted as legal counsel to Oak Street.

About STORE Capital

STORE Capital is an internally managed net-lease REIT that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 3,000 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

About GIC

GIC is a leading global investment firm established in 1981 to secure Singapore’s financial future. As the manager of Singapore’s foreign reserves, GIC takes a long-term, disciplined approach to investing, and is uniquely positioned across a wide range of asset classes and active strategies globally. These include equities, fixed income, real estate, private equity, venture capital, and infrastructure. The firm’s long-term approach, multi-asset capabilities, and global connectivity enable them to be an investor of choice. GIC seeks to add meaningful value to its investments. Headquartered in Singapore, GIC has a global talent force of over 1,900 people in 11 key financial cities and has investments in over 40 countries. Further information is available at https://www.gic.com.sg.

About Oak Street, a Division of Blue Owl

Oak Street, a division of Blue Owl, is a real estate investment firm focused on acquiring properties net-leased to investment grade and creditworthy tenants. Oak Street specializes in providing flexible capital solutions to a variety of organizations including corporations, healthcare systems, universities and government entities. Oak Street has $18.6 billion in assets under management as of September 30, 2022. Blue Owl is a global alternative asset manager with $132.1 billion in assets under management as of September 30, 2022. Anchored by a strong permanent capital base, the firm deploys private capital across Direct Lending, GP Solutions and Real Estate strategies on behalf of Institutional and Private Wealth clients. Blue Owl’s flexible, consultative approach helps position the firm as a partner of choice for businesses seeking capital solutions to support their sustained growth. For more information, please visit us at www.blueowl.com.

Cautionary Statement Regarding Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s, GIC’s and Oak Street’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond the control of the Company, GIC and Oak Street, that may cause actual results and future events to differ significantly from those expressed in any forward-looking statement. While forward-looking statements reflect the Company’s, GIC’s and Oak Street’s good faith beliefs, they are not guarantees of future performance or events. Any forward-looking statement speaks only as of the date on which it was made. The Company, GIC and Oak Street disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022, as updated by the Company’s subsequent periodic reports filed with the SEC.

Source: STORE Capital Corporation